Exhibit 10.3

Dated: as of January 27, 2011

BEDFORD MARITIME CORP.

BRIGHTON MARITIME CORP.

HARI MARITIME CORP.

PROSPECT NAVIGATION CORP.

HANCOCK NAVIGATION CORP

COLUMBUS MARITIME CORP.

and

WHITEHALL MARINE TRANSPORT CORP.

as joint and several Borrowers

TBS INTERNATIONAL LIMITED

TBS HOLDINGS LIMITED

and

TBS INTERNATIONAL PUBLIC LIMITED COMPANY

as Guarantors

DVB GROUP MERCHANT BANK (ASIA) LTD.

as Lender

DVB GROUP MERCHANT BANK (ASIA) LTD.

as Facility Agent and Security Trustee

-and-

DVB BANK SE

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

and

NATIXIS

as Swap Banks

FIFTH AMENDATORY AGREEMENT

Amending and Supplementing the Loan Agreement dated as of January 16, 2008,

as amended by a First Amendatory Agreement dated as of March 23, 2009,

a Second Amendatory Agreement dated as of December 31, 2009,

a Third Amendatory Agreement dated as of January 11, 2010 and a Fourth Amendatory Agreement dated as of April 30, 2010

Watson, Farley & Williams

New York

FIFTH AMENDATORY AGREEMENT dated as of January 27, 2011 (this “Fifth Amendatory Agreement”)

AMONG

(1)           BEDFORD MARITIME CORP., BRIGHTON MARITIME CORP., HARI MARITIME CORP., PROSPECT NAVIGATION CORP., HANCOCK NAVIGATION CORP., COLUMBUS MARITIME CORP. and WHITEHALL MARINE TRANSPORT CORP., each a corporation organized and existing under the law of the Republic of The Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”);

(2)           TBS INTERNATIONAL LIMITED, TBS HOLDINGS LIMITED, each a company organized and existing under the law of Bermuda, and TBS INTERNATIONAL PUBLIC LIMITED COMPANY (“TBSPLC”), a company organized and existing under the law of Ireland, as guarantors (each, a “Guarantor” and together, the “Guarantors”);

(3)           DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road #30-02, Singapore, as lender (in such capacity, the “Lender”);

(4)           DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road #30-02, Singapore, as facility agent (in such capacity, the “Facility Agent”) for the Lender and as security trustee (in such capacity, the “Security Trustee”) for the Lender and the Swap Banks; and

(5)           DVB BANK SE (as successor-in-interest to DVB Bank AG), acting through its office at Platz der Republik 6, 60325 Frankfurt/Main, Germany, THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, acting through its office at Head Office, Building B4, Lower Baggot Street, Dublin 2, Ireland, and NATIXIS, acting through its office at BP 4 - F-75060, Paris Cedex 02, France, as swap banks (each, a “Swap Bank” and together, the “Swap Banks”).

WITNESSETH THAT:

WHEREAS, the Borrowers, the Guarantors, the Lender, the Facility Agent, the Security Trustee, the Swap Banks and others are parties to a Loan Agreement dated as of January 16, 2008, as amended by a First Amendatory Agreement dated as of March 23, 2009, a Second Amendatory Agreement dated as of December 31, 2009, a Third Amendatory Agreement dated as of January 11, 2010 and a Fourth Amendatory Agreement dated as of April 30, 2010 (as so amended, the “Loan Agreement”).

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed pursuant to Clause 19.1(b) of the Loan Agreement to amend certain provisions of the Loan Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1              DEFINITIONS

1.1          Defined terms.  Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Loan Agreement.

1.2          Definitions.  In this Fifth Amendatory Agreement, unless the contrary intention appears:

“Additional Capital Infusion” has the meaning set forth in Clause 2.3(b);

“Amendment Effective Date” means January 27, 2011;

“Capital Infusion” has the meaning set forth in Clause 2.1(a)(ii);

“Deferring Lenders” means, collectively, the Lenders and the lenders under the Bank of America Credit Facility Agreement, the RBS Credit Facility Agreement, the AIG Credit Facility Agreement and the Berenberg Credit Facility Agreement;

“Equity Outside Date” means June 29, 2011;

“Escrow Agent” means JPMorgan Chase Bank, National Association;

“Escrow Agreement” means the Escrow Agreement dated January 25, 2011, by and among TBSPLC, the Management Shareholders, Royal Bank of Scotland plc, Bank of America N.A., the Facility Agent and the Escrow Agent;

“Excess Cash” has the meaning set forth in Clause 3.1(c);

“Final Capital Infusion” has the meaning set forth in Clause 2.1(a)(ii);

“Global Restructuring Term Sheet” means the term sheet dated January 12, 2011 in respect of the restructuring of the Loan and the Other TBS Credit Facilities;

“Initial Capital Infusion” has the meaning set forth in Clause 2.1(a)(i);

“Investment Agreement” means the Investment Agreement dated January 25, 2011 by and among TBSPLC and the Management Shareholders;

“Jamaican Joint Venture” means the investment projects in relation to limestone mines in Jamaica;

“Logstar Joint Venture” means LOG.STAR Navegação S.A., a corporation organized under the laws of the Federal Republic of Brazil, a joint venture which will/does provide break-bulk, bulk, liner and parcel services in the Brazilian coastal cabotage trade;

“Management Shareholders” means Joseph E. Royce, Lawrence A. Blatte and Gregg L. McNelis;

“Minimum Cash Liquidity Covenant” has the meaning set forth in the Bank of America Credit Facility Agreement;

“Other TBS Credit Facilities” means, collectively, the Bank of America Credit Facility Agreement, the RBS Credit Facility Agreement, the AIG Credit Facility Agreement, the CS Credit Facility Agreement, the Commerzbank Credit Facility Agreement and the Berenberg Credit Facility Agreement;

“Permitted Additional Junior Capital” has the meaning set forth in Clause 2.7;

“Permitted Discretionary Activities” means investments permitted to be made by TBSPLC in the Logstar Joint Venture and the Jamaican Joint Venture out of the funds in the Special Accounts without the prior approval of the Lenders, provided that:

(a)           the amount of such investments does not exceed the lower of $6,500,000 or fifty percent (50%) of the sum of the amount of the Capital Infusion and any Permitted Additional Junior Capital that is deposited in the Special Accounts;

(b)           the Borrowers and the other Security Parties are in compliance with all covenants and undertakings under this Fifth Amendatory Agreement, the Loan Agreement as amended by this Fifth Amendatory Agreement, and the other Finance Documents; and

(c)           any such investment is substantially in accordance with the schedules approved by the Facility Agent on or before the Amendment Effective Date and attached hereto as Exhibit A;

“Preferred Equity” has the meaning set forth in Clause 2.1(b);

“Rights Offering” means the offering by TBSPLC to shareholders of TBSPLC of rights to purchase Preferred Equity in TBSPLC pursuant to the provisions of the Investment Agreement; and

“Special Accounts” has the meaning set forth in Clause 2.4.

2              CAPITAL INFUSION

2.1          Capital Infusion.

(a)           On or before the Amendment Effective Date, the Management Shareholders shall:

(i)            invest $3,000,000 (the “Initial Capital Infusion”) in TBSPLC in exchange for the issuance of Preferred Equity (as defined below) issued separately and apart from the Rights Offering;

(ii)           unconditionally backstop the funding of an additional investment of $7,000,000 (the “Final Capital Infusion”, and together with the Initial Capital Infusion, the “Capital Infusion”) in TBSPLC by depositing the Final Capital Infusion in an escrow account with the Escrow Agent in accordance with the Escrow Agreement; and

(iii)          execute and deliver the Investment Agreement and the Escrow Agreement, each in form and substance reasonably satisfactory to the Facility Agent.

(b)           Pursuant to the Investment Agreement, TBSPLC shall issue to the Management Shareholders and other shareholders, in exchange for the Capital Infusion, rights to acquire preferred stock, convertible preferred stock or similar equity securities in TBSPLC (the “Preferred Equity”).  The conversion price of convertible Preferred Equity shall be calculated as determined by the independent directors of TBSPLC.

(c)           It shall be an Event of Default under the Loan Agreement and the other Finance Documents if the full amount of the Final Capital Infusion is not funded to TBSPLC by the Equity Outside Date.

(d)           The Initial Capital Infusion shall be immediately available for Permitted Discretionary Activities.

2.2          Dividends on Preferred Equity.  Until the termination of the Security Period, except as permitted by the Investment Agreement and the Escrow Agreement, TBSPLC shall not declare or pay any dividends or return any capital to any holder of Preferred Equity or authorize or make any other distribution, payment or delivery of property or cash to any holder of Preferred Equity, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of Preferred Equity, and the holders of the Preferred Equity shall not be entitled to require TBSPLC to redeem the Preferred Equity or pay cash dividends on such Preferred Equity before September 9, 2016.

2.3          Use of Final Capital Infusion.

(a)                                  Some or all of the Final Capital Infusion shall be drawn, as provided in the Investment Agreement and the Escrow Agreement, on or prior to the Equity Outside Date, in exchange for the issuance to the Management Shareholders of Preferred Equity.  The Management Shareholders’ portion of the Final Capital Infusion shall be calculated as $7,000,000 less the sum of (i) the amount, if any, received from other shareholders subscribing to the Rights Offering and (ii) the amount of the Additional Capital Infusion (as defined below).

(b)           In accordance with the Investment Agreement and the Escrow Agreement, the Final Capital Infusion shall be available to be drawn, at the discretion of TBSPLC, on or prior to the Equity Outside Date to fund Permitted Discretionary Activities or to maintain compliance with the Minimum Cash Liquidity Covenant.  Any amounts so withdrawn (an “Additional Capital Infusion”) shall be in exchange for the issuance to the Management Shareholders of Preferred Equity of TBSPLC issued separately and apart from the Rights Offering.

2.4          Deposit of Capital Infusion and Additional Capital Infusion.  TBSPLC shall deposit the proceeds of any Capital Infusion and any Additional Capital Infusion, including but not limited to any funds raised in connection with the Rights Offering, up to $20,000,000, into one or more segregated accounts (the “Special Accounts”) held by TBSPLC.

2.5          Use of funds in Special Accounts.

(a)           The funds held in the Special Accounts shall be available, at the discretion of TBSPLC, to fund Permitted Discretionary Activities or provide liquidity relief (including curing any breach of the Minimum Cash Liquidity Covenant).  Any funds from the Special Account used to cure a breach of the Minimum Cash Liquidity Covenant may thereafter be returned to the Special Accounts to the extent no longer needed to maintain compliance with such covenant; provided that no such refund can be effectuated unless, after such refund, aggregate cash balances (other than cash in any Special Account, any amounts required to be held against equity commitments on the New Vessel program (as defined in the RBS Credit Facility Agreement) and any cash pledged to support letters of credit) equal or exceed $22,500,000, subject to a limit, applied separately for each cure of a breach of the Minimum Cash Liquidity Covenant, of the sum of (i) $5,000,000 plus, (ii) the amount by which aggregate amounts spent for Permitted Discretionary Activities are less than $5,000,000.

(b)           TBSPLC shall not pledge the Special Accounts or any funds standing to the credit of the Special Accounts.

(c)           TBSPLC shall have the sole and exclusive rights to the Special Accounts and the funds standing to the credit of the Special Accounts and neither the Management Shareholders nor investors participating in the Rights Offering shall have any residual rights with respect to funds in the Special Accounts.

2.6          Replenishment of Special Accounts.  The Special Accounts may be replenished only as provided in Clause 2.5(a) above and Clause 2.7 below.

2.7          Permitted Additional Junior Capital.  Additional capital infusions in TBSPLC (“Permitted Additional Junior Capital”) may be made in any form permitted for the Capital Infusion and shall be used initially to replenish the Special Accounts up to $15,000,000 if the aggregate amount of the Capital Infusion before the Equity Outside Date is $15,000,000 or less, and up to $20,000,000, if the aggregate amount of the Capital Infusion before the Equity Outside Date is in excess of $15,000,000.  Permitted Additional Junior Capital in excess of amounts required to replenish the Special Accounts shall be treated as available cash for the purposes of calculating Excess Cash.

3              AMENDMENTS TO THE LOAN AGREEMENT

3.1          Amendments.  Pursuant to Clause 19.1(b) of the Loan Agreement, subject to fulfillment or waiver of the conditions subsequent stated in Clause 4 below, the parties hereto agree to amend the Loan Agreement as follows with effect on and from the date hereof:

(a)           The definition of “Margin” in Clause 1.1 is amended and restated to read as follows:

““Margin” means 5.75 percent per annum;”

(b)           The definition of “Maturity Date” in Clause 1.1. is amended and restated to read as follows:

““Maturity Date” means June 30, 2014;”

(c)           The following definitions are added to Clause 1.1:

““Allotment of Excess Cash” means 12.92% of the Excess Cash;”

““Capital Infusion” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Excess Cash” means the sum of:

(a)           the aggregate cash balances of TBSPLC and its Affiliates at the last day of the relevant Measurement Period, other than (i) cash in the Special Accounts, (ii) cash required to be held against equity commitments under the RBS Credit Facility Agreement, and (iii) any cash pledged by TBSPLC and its Affiliates to support letters of credit;

(b)           minus Rollover CAPEX;

(c)           minus insurance proceeds held for repair of any vessel within the fleet of vessels (including the Ships) owned and/or operated by TBSPLC, its subsidiaries and its Affiliates;

(d)           minus an amount equal to the funds transferred from the Special Accounts to cure any breach of the Minimum Cash Liquidity Covenant and eligible to be refunded to the Special Accounts, but not yet so refunded on the last day of the relevant Measurement Period;

(e)           plus any increase in net working capital during the Measurement Period that exceeds $4,000,000 and minus any decrease in net working capital during the Measurement Period that exceeds $4,000,000;

(f)            minus net proceeds for the sale of encumbered assets outside the ordinary course of business to the extent used or anticipated to be used within 30 days after the last day of the relevant Measurement Period to repay debt encumbering such assets; and

(g)           minus $30,000,000;”

““Excess Cash Payment Date” means 60 days after the end of any Measurement Period that is the end of a calendar year, and 45 days after the end of any other Measurement Period;”

“Jamaican Joint Venture” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““LAGUNA BELLE and SEMINOLE PRINCESS Charters” means:

(a)           the Bareboat Charter Party dated as of January 24, 2007 (as amended) among Adirondack Shipping LLC as Owner, Fairfax Shipping Corp. as Charterer and the Guarantors named therein in respect of the Panamanian registered and Philippines bareboat registered SEMINOLE PRINCESS; and

(b)           the Bareboat Charter Party dated as of January 24, 2007 (as amended) among Rushmore Shipping LLC as Owner, Beekman Shipping Corp. as Charterer, and the Guarantors named therein in respect of the Panamanian registered and Philippines bareboat registered LAGUNA BELLE;”

““Logstar Joint Venture” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Measurement Period” means the semi-annual period ending December 31, 2011 and each semi-annual period ending on each subsequent July 31 and December 31 of each subsequent year thereafter;”

““Minimum Cash Liquidity Covenant” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Other TBS Credit Facilities” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Permitted Additional Junior Capital” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Permitted Discretionary Activities” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

““Permitted Logstar Debt” means debt of the Logstar Joint Venture, not exceeding a total of $3,500,000, arising from purchases from marine vendors, which debt shall be non-recourse to the Guarantors and to the Borrowers;”

““Replacement Debt” means any debt incurred to repay existing debt provided that, except with respect to debt that refinances all existing debt scheduled to become due on or before September 9, 2014, Replacement Debt shall include only debt which:

(a)           does not provide for the payment, on or before September 9, 2014, of current cash interest at a rate in excess of the existing debt refinanced or principal payments in excess of those required for the existing debt refinanced; and

(b)           has no tighter covenants restrictions or events of default than the existing debt refinanced.”

““Rollover CAPEX” means capital expenditures committed to be incurred in the last quarter of a Measurement Period but actually to be incurred in the subsequent Measurement Period;” and

““Special Accounts” has the meaning set forth in the Fifth Amendatory Agreement to this Agreement;”

(d)           Clause 7.1 is amended and restated to read as follows:

“Amount and dates of repayment installments.  The Borrowers shall repay the loan in 13 consecutive quarterly installments in the following amounts:

(a)           $1,115,000 each for installments due from and including June 30, 2011 through December 31, 2011;

(b)           $856,000 each for installments due from and including March 31, 2012 through December 31, 2012; and

(c)           $1,179,000 each for installments due from and including March 31, 2013 through June 30, 2014.”

(e)           Clause 7.2 is amended and restated to read as follows:

“Repayment Dates.  The first repayment installment shall be made on June 30, 2011.  Each subsequent repayment installment shall be repaid quarterly thereafter and the last repayment installment shall be repaid on the Maturity Date, together with a balloon payment of $12,237,000 and all other sums then accrued or owning under any Finance Document.”

(f)            Clause 7.7 is amended and restated to read as follows:

“Mandatory prepayment.

(a)           If a Ship is sold or becomes a Total Loss, the Borrowers shall prepay the Loan in an amount equal to the net sale or insurances proceeds (as the case may be) received for such Ship:

(i)            in the case of a sale, on the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)           in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

(b)           The Borrowers shall prepay the Loan in an amount equal to the Allotment of Excess Cash on the relevant Excess Cash Payment Date.”

(g)           Clause 10.1(g) is amended and restated to read as follows:

“TBSPLC shall maintain normal cash management practices, provided that nothing in such cash management practices are to impair TBSPLC’s ability to pay the Excess Cash Allotment;”

(h)           Clause 10.1(h) is amended and restated to read as follows:

“(h)         TBSPLC shall deliver to the Facility Agent:

(i)            its monthly balance sheet and profit and loss statement as soon as practicable but not later than (1) for any monthly period that is not the end of a calendar year, 45 days after the end of such period and (2) for any monthly period that coincides with the end of a calendar year, 60 days after the end of such period;

(ii)           its 13-week cash flow report on the Wednesday of each week reporting prior week results and variances and rolling 13 week forecast;

(iii)          its quarterly and annual financial statements and other reports of material events as soon as practicable but not later than 10 Business Days after TBSPLC files such financial statements on Forms 10-Q and 10-K and reports on Form 8-K with the United States Securities and Exchange Commission (but in no event later than: (1) 120 days after the end of its fiscal year with respect to its annual financial statements and (2) 90 days after the end of each fiscal quarter);

(iv)          together with its annual financial statements, reports of and/or updates on all off-balance sheet financings and time charter hire commitments of any of the Guarantors;

(v)           together with its quarterly and annual financial statements, a Compliance Certificate; and

(vi)          such other financial statements, annual budgets, projections and reports as may be reasonably requested by the Facility Agent, each to be in such form as the Facility Agent may reasonably request;”

(i)            Clause 10.2(a) is amended and restated to read as follows:

“none of the Borrowers or the Guarantors or their Affiliates will create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for (i) any Security Interest created by the Finance Documents to which it is a party, (ii) liens existing as of December 29, 2010 that were created in connection with any of the AIG Credit Facility Agreement, the Bank of America Credit Facility Agreement, the Berenberg Credit Facility Agreement, the Commerzbank Credit Facility Agreement, the Credit Suisse Credit Facility Agreement, the RBS Credit Facility Agreement or the RBS Guarantee Facility Agreement and the secured swap transactions relating to the foregoing Other TBS Credit Facilities, (iii) liens created after December 29, 2010 in connection with the RBS Credit Facility Agreement or the RBS Guarantee Facility Agreement and attaching to new vessels financed by such facilities, (iv) cash collateral in respect of letters of credit, up to a maximum of $3,000,000 outstanding at any time, and (v) any de minimis liens or other liens that arise in the ordinary course of business;”

(j)            Clause 10.2(h) is amended and restated to read as follows:

“(i)          none of the Borrowers shall incur any Financial Indebtedness other than (A) the Loan, (B) in the usual course of business, (C) as permitted by the Finance Documents and (D) Financial Indebtedness that is fully subordinated to the Loan; and

(ii)           the Guarantor Group shall not, on a consolidated basis, incur any Financial Indebtedness other than:

(1)           the Loan;

(2)           in the usual course of business;

(3)           pursuant to the AIG Credit Facility Agreement;

(4)           pursuant to the Bank of America Credit Facility Agreement;

(5)           pursuant to the Berenberg Credit Facility Agreement;

(6)           pursuant to the Commerzbank Credit Facility Agreement;

(7)           pursuant to the Credit Suisse Credit Facility Agreement;

(8)           pursuant to the RBS Credit Facility Agreement;

(9)           pursuant to the RBS Guarantee Facility Agreement;

(10)         Capital Infusions;

(11)         Permitted Additional Junior Capital;

(12)         Replacement Debt;

(13)         Permitted Logstar Debt;

(14)         Financial Indebtedness that is fully subordinated to the Guarantors’ obligations under Clause 21 of the Loan Agreement;

(15)         to the extent constituting Financial Indebtedness, all obligations in respect of guaranties and interest rate swaps related to the Other TBS Credit Facilities; and

(16)         TBSPLC and its Affiliates shall be permitted to convert the LAGUNA BELLE and SEMINOLE PRINCESS Charters to debt which shall not exceed an aggregate principal amount of $25,000,000 and shall have no adverse effect on the consolidated cash flow of TBSPLC and its Affiliates as compared to the LAGUNA BELLE and SEMINOLE PRINCESS Charters;”

(k)           Clause 10.2(i) is amended and restated to read as follows:

“(i)          TBSPLC shall not:

(1)           declare or pay any dividends or return any capital to any equity holder or authorize or make any other distribution, payment or delivery of property or cash to any equity holder as such;

(2)           redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding; or

(3)           set aside any funds for any of the foregoing purposes.”

(l)            Clause 10.2(l) is amended and restated to read as follows:

“none of the Borrowers will make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of stock or indebtedness, by loan, guarantee or otherwise, provided that TBSPLC may invest in Permitted Discretionary Activities in accordance with the definition thereof;”

(m)          Clause 10.2(o) is amended and restated to read as follows:

“none of the Borrowers or the Guarantors shall make or permit any change in their respective accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case (1) in accordance with accounting principles and practices acceptable to the Facility Agent, and (2) changes in accounting treatment of operating leases and other impairment changes required by applicable accounting requirements;”

(n)           An additional Clause 10.2(r) shall be added to the Loan Agreement to read as follows:

“none of the Borrowers or the Guarantors or any subsidiaries or Affiliates of the Guarantors shall incur any capital expenditures, including Rollover CAPEX, except (i) as provided in Clause 10.2(m) above, (ii) as necessary to complete the construction programs of Ship D, Ship E and Ship F under (and as such terms are defined in) the RBS Credit Facility Agreement;”

(o)           An additional Clause 10.2(s) shall be added to the Loan Agreement to read as follows:

“TBSPLC and any of its Affiliates (other than the Borrowers) may enter into ordinary course charter in agreements subject to a cap in aggregate of $10,000,000 outstanding at any one time, provided that such limit shall not apply to vessels chartered-in by TBSPLC and any of its Affiliates (other than the Borrowers) for a fixed remaining term of 12 months or less or to the LAGUNA BELLE and SEMINOLE PRINCESS Charters; or”

(p)           An additional Clause 10.2(t) shall be added to the Loan Agreement to read as follows:

“TBSPLC and its Affiliates shall not enter into any leases (other than existing leases and renewals related thereto and future de minimis and ordinary course leases), provided that TBSPLC and its Affiliates shall be permitted to consolidate its offices located in Westchester County, New York, in a new location within the same geographic area so long as any such consolidation shall have no adverse cash flow impact compared to the aggregate premises expense of the existing offices.”

(q)           Clause 13.1(r) is amended and restated to read as follows:

“an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred under any contract or agreement (other than the Finance Documents) to which an Obligor is a party; or”

(r)            An additional Clause 13.1(s) shall be added to the Loan Agreement to read as follows:

“(s)         an event of default shall have occurred under the terms of the Fifth Amendatory Agreement to this Agreement.”

4              CONDITIONS PRECEDENT

4.1          Conditions precedent.  The effectiveness of this Fifth Amendatory Agreement shall be subject to the following conditions precedent being completed to the reasonable satisfaction of the Facility Agent on or before 5:00 p.m. New York time on January 31, 2011 (the “Conditions Precedent Deadline”):

(a)           The Facility Agent shall have received an original of this Fifth Amendatory Agreement, duly executed by the parties hereto;

(b)           The Facility Agent shall have received evidence, reasonably satisfactory to the Facility Agent, that each of the Other TBS Credit Facilities have been restructured as per the Global Restructuring Term Sheet with the approval of all of the creditors under such Other TBS Credit Facilities;

(c)           The Facility Agent shall have received evidence, reasonably satisfactory to the Facility Agent, that the applicable requirements of Clause 2 hereof have been satisfied, including without limitation evidence that the Capital Infusion has been made as required under Clause 2.1(a);

(d)           The Facility Agent shall have received a schedule, approved by the Facility Agent, of the capital expenditures necessary to complete the construction programs in respect of Ship D, Ship E and Ship F under (and as such terms are defined in) the RBS Credit Facility Agreement and to maintain the existing fleet of TBSPLC and its subsidiaries;

(e)           The Facility Agent shall have received:

(i)            copies of any amendment to the constitutional documents, made subsequent to April 30, 2010, of each Obligor, certified by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof, or, if there were none, a statement to that effect by a director or the president or the secretary (or equivalent officer) of such party, certified by a director or the president or the secretary (or equivalent officer) of such party;

(ii)           copies of certificates certifying that each Obligor is duly incorporated (or formed) and in good standing under the laws of such party’s jurisdiction of incorporation (or formation) and, in respect of each Borrower, that such Borrower is duly qualified and in good standing as a foreign maritime entity under the law of the Republic of Liberia;

(iii)          copies of resolutions of the directors (or equivalent governing body) (and where required, the shareholders or equivalent equity holders) of each Obligor authorizing or ratifying the execution of each of this Fifth Amendatory Agreement and any other documents required hereby by named officers or attorneys-in-fact, certified by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof;

(iv)          the original of any power of attorney under which this Fifth Amendatory Agreement and any other document to be executed pursuant to this Fifth Amendatory Agreement was or is to be executed on behalf of an Obligor;

(v)           copies of all consents which any of the Obligors required or requires to enter into, or make any payment or perform any of its obligations under or in connection with the transactions contemplated by this Fifth Amendatory Agreement, each certified by a director or the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof, or certification by such director, president or secretary (or equivalent officer) that no such consents are required;

(vi)          a certificate of each Obligor, signed on behalf of such party by a director or the president or the secretary (or equivalent officer) of the Guarantor, certifying as to:

1.             the absence of any proceeding for the dissolution or liquidation of such party;

2.             the veracity in all material respects of the representations and warranties contained in the Loan Agreement, as amended hereby, as though made on and as of the date of such certification, except for (A) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date or (B) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Loan Agreement;

3.             the absence of any material misstatement of fact in any information provided by any of the Obligors to the Facility Agent or the Lender or the Swap Banks since April 30, 2010 and that such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.             the absence of any event occurring and continuing, or resulting from this Fifth Amendatory Agreement, that constitutes a Potential Event of Default or an Event of Default.

4.2                               Waiver of conditions precedent.  The Facility Agent, with the consent of the Lenders and the Swap Banks, may waive one or more of the conditions referred to in Clause 4.1 provided that the Obligors deliver to the Facility Agent a written undertaking to satisfy such conditions within ten (10) Business Days after the Facility Agent grants such waiver (or such longer period as the Facility Agent may specify).

4.3                               Failure to complete conditions precedent.  If the Obligors fail to complete all or any of the conditions precedent required by Clause 4.1 by the Conditions Precedent Deadline, and the Facility Agent has not granted a waiver pursuant to Clause 4.2 hereof, the Obligors acknowledge and agree that such failure shall be deemed an Event of Default under the Loan Agreement and that the Credit Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Loan Agreement and the other Finance Documents (all of which are expressly reserved).

5                                         CONDITIONS SUBSEQUENT

5.1                               Conditions subsequent.  The effectiveness of this Fifth Amendatory Agreement shall be further subject to the following conditions subsequent being completed to the reasonable satisfaction of the Facility Agent on or before 5:00 p.m. New York time on February 28, 2011 (the “Conditions Subsequent Deadline”):

(a)           The Facility Agent shall have received:

(i)                                     an original addendum to the Mortgage in respect of each of the Ships, each such addendum to be in form and substance satisfactory to the Facility Agent and duly executed by the parties thereto, together with documentary evidence that the relevant Mortgage addendum has been duly recorded according to the laws of the Republic of Liberia and that a cautionary notice with respect to such Mortgage addendum has been filed in the Philippine Bareboat Registry;

(ii)                                  a favorable opinion of Cardillo & Corbett, New York, Liberian and Marshall Islands counsel to the Borrowers, in form, scope and substance satisfactory to the Credit Parties;

(iii)                               a favorable opinion of Conyers Dill & Pearman, Bermuda counsel to TBS and TBSHL, in form, scope and substance satisfactory to the Credit Parties; and

(iv)                              a favorable opinion of Arthur Cox, Irish counsel to TBSPLC, in form, scope and substance satisfactory to the Credit Parties.

5.2                               Waiver of conditions subsequent.  The Facility Agent, with the consent of the Lenders and the Swap Banks, may waive one or more of the conditions referred to in Clause 5.1 provided that the Obligors deliver to the Facility Agent a written undertaking to satisfy such conditions within ten (10) Business Days after the Facility Agent grants such waiver (or such longer period as the Facility Agent may specify).

5.3                               Failure to complete conditions subsequent.  If the Obligors fail to complete all or any of the conditions subsequent required by Clause 5.1(a) by the Conditions Subsequent Deadline, and the Facility Agent has not granted a waiver pursuant to Clause 5.2 hereof, the Obligors acknowledge and agree that such failure shall be deemed an Event of Default under the Loan Agreement and that the Credit Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Loan Agreement and the other Finance Documents (all of which are expressly reserved).

6                                         WAIVER; EFFECT OF AMENDMENTS

6.1                               Waiver.  Reference is hereby made to the Letter Agreement dated as of September 30, 2010, as amended as of November 12, 2010 and December 23, 2010 (as amended, the “Forbearance Letter”) whereby the Facility Agent, the Lender, the Security Trustee and the other Credit Parties agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the “Specified Events of Default” as provided therein.  Subject to the fulfillment or waiver of the conditions precedent and the conditions subsequent set forth in Sections 4 and 5 of this Agreement, and effective on the Amendment Effective Date, the Facility Agent, the Lender, the Security Trustee and the other Credit Parties hereby waive each of the Specified Events of Default as defined in the Forbearance Letter, and the rights and remedies of the Facility Agent, the Lender, the Security Trustee and the other Credit Parties arising therefrom.

6.2                               References.  Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Loan Agreement” in any of the other Finance Documents, shall mean and refer to the Loan Agreement as amended hereby.

6.3                               Effect of amendments.  Subject to the terms of this Fifth Amendatory Agreement, with effect on and from the date hereof (subject to fulfillment or waiver of the conditions precedent stated in Clause 4 above and subject to fulfillment or waiver of the conditions subsequent stated in Clause 5 above) the Loan Agreement shall be, and shall be deemed by this Fifth Amendatory Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.  In addition, each of the Finance Documents shall be, and shall be deemed by this Fifth Amendatory Agreement to have been, amended as follows:

(a)                                  the definition of, and references throughout each of such Finance Documents to, the “Loan Agreement” and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended or supplemented by this Fifth Amendatory Agreement; and

(b)                                 by construing references throughout each of the Finance Documents to “this Agreement”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Fifth Amendatory Agreement.

6.4                              No other amendments; ratification.

(a)                                  Except as amended, waived or temporarily waived hereby, all other terms and conditions of the Loan Agreement and the other Finance Documents remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

(b)                                 Without limiting the foregoing, each of the Guarantors acknowledges and agrees that the Guaranty remains in full force and effect.

(c)                                  The Obligors acknowledge and agree that the Loan Agreement shall, together with this Fifth Amendatory Agreement, be read and construed as a single agreement.

7                                         REPRESENTATIONS AND WARRANTIES

7.1                               Authority.  The execution and delivery by each of the Obligors of this Fifth Amendatory and the performance by each Obligor of all of its agreements and obligations under the Loan Agreement, as amended hereby, are within such Obligor’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Obligor.

7.2                               Enforceability.  This Fifth Amendatory Agreement and the Loan Agreement, as amended hereby, constitute the legal, valid and binding obligations of each of the Obligors party hereto and are enforceable against such Obligors in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

8                                         RELEASE

8.1                               Release.

(a)                                In consideration of the Lender, the Facility Agent, the Security Trustee and the Swap Banks entering into this Fifth Amendatory Agreement, each of the Obligors acknowledges and agrees that, as of the date hereof:

(i)                                     such Obligor does not have any claim or cause of action against any Credit Party (or any of such Credit Party’s respective directors, officers, employees or agents);

(ii)                                  such Obligor does not have any offset right, counterclaim or defense of any kind against any of its respective Secured Liabilities to any Credit Party; and

(iii)                               each of the Credit Parties has heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Obligors.

(b)                               To eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any Credit Party’s rights, interests, contracts, collateral security or remedies, each Obligor unconditionally releases, waives and forever discharges:

(i)                                     any and all liabilities, obligations, duties, promises or indebtedness of any kind of any Credit Party to such Obligor, except the obligations to be performed by any Credit Party on or after the date hereof as expressly stated in this Fifth Amendatory Agreement, the Loan Agreement and the other Finance Documents; and

(ii)                                  all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Obligor might otherwise have against any Credit Party or any of its directors, officers, employees or agents, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

9                                         MISCELLANEOUS

9.1                               Governing law.  THIS FIFTH AMENDATORY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

9.2                               Counterparts.  This Fifth Amendatory Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

9.3                               Severability.  Any provision of this Fifth Amendatory Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

9.4                               Payment of expenses.  The Obligors agree to pay or reimburse each of the Credit Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this Fifth Amendatory Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

9.5                               Headings and captions.  The headings captions in this Fifth Amendatory Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

[SIGNATURE PAGES FOLLOW]

WHEREFORE, the parties hereto have caused this Fifth Amendatory Agreement to be executed as of the date first above written.

BEDFORD MARITIME CORP., as Borrower		DVB GROUP MERCHANT BANK (ASIA) LTD., as Lender

By:	/s/ Christophil B. Costas	By:	/s/ Jane Freeberg Sarma
Name: Christophil B. Costas		Name: Jane Freeberg Sarma
Title: Attorney-in-fact		Title: Attorney-in-fact

BRIGHTON MARITIME CORP., as Borrower		DVB GROUP MERCHANT BANK (ASIA) LTD., as Facility Agent and Security Trustee

By:	/s/ Christophil B. Costas	By:	/s/ Jane Freeberg Sarma
Name: Christophil B. Costas		Name: Jane Freeberg Sarma
Title: Attorney-in-fact		Title: Attorney-in-fact

HARI MARITIME CORP., as Borrower		THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Swap Bank

By:	/s/ Christophil B. Costas	By:	/s/ Kimberly Jones
Name: Christophil B. Costas		Name: Kimberly Jones
Title: Attorney-in-fact		Title: Manager

PROSPECT NAVIGATION CORP., as Borrower

By:	/s/ Christophil B. Costas	By:	/s/ Lars Frum
Name: Christophil B. Costas		Name: Lars Frum
Title: Attorney-in-fact		Title: Senior Manager

HANCOCK NAVIGATION CORP., as Borrower		NATIXIS, as Swap Bank

By:	/s/ Christophil B. Costas	By:	/s/ Stephanie About
Name: Christophil B. Costas		Name: Stephanie About
Title: Attorney-in-fact		Title: Global Head of Fixed Income & Commodities

COLUMBUS MARITIME CORP., as Borrower

By:	/s/ Christophil B. Costas	By:
Name: Christophil B. Costas		Name:
Title: Attorney-in-fact		Title:

WHITEHALL MARINE TRANSPORT CORP., as Borrower		DVB BANK SE, as Swap Bank

By:	/s/ Christophil B. Costas	By:	/s/ Jane Freeberg Sarma
Name: Christophil B. Costas		Name: Jane Freeberg Sarma
Title: Attorney-in-fact		Title: Attorney-in-fact

TBS INTERNATIONAL LIMITED, as Guarantor

By:	/s/ Christophil B. Costas
Name: Christophil B. Costas
Title: Attorney-in-fact

TBS HOLDINGS LIMITED, as Guarantor

By:	/s/ Christophil B. Costas
Name: Christophil B. Costas
Title: Attorney-in-fact

TBS INTERNATIONAL PUBLIC LIMITED COMPANY, as Guarantor

By:	/s/ Christophil B. Costas
Name: Christophil B. Costas
Title: Attorney-in-fact

Exhibit A

Schedule of Permitted Discretionary Activities

1.           Log- Star Brazil $3.5 Million

•      Funds to be used for outstanding Accounts payable MACAU repairs, funding January Operating Loss.

•      Funds will be incremented by $1.5 million from our partner (70% TBS 30% Log-In).

•      To be disbursed as necessary in $1 million increments during February 2011.

•      Funds from TBS and our partner will initially be classified as a loan but may subsequently be re-characterized as equity.

2.           Jamaica Mine Joint Venture $3.0 million for 50% ownership in the mine

•      Funds to be used for various repairs to sheds, conveyor belts and crushing plant upgrades.

•      Disbursements to the Joint Venture to be made at the rate of $1 million per year in 2011, 2012 and 2013.

Roymar - 2011 Drydock Cost Report - Updated as of

Updated on 12/21/2010

										Dock Yard Cost
					Actual/Budget/Current Estimate					Steel Budget			Dock Yard Cost	Dock Yard	All Other		Original Budget
NO	Vessel Name	Fleet	Staff Acct	Drop Dead Drydock Date	Start Date	End Date	Days	Upcoming DD	Amort mos	Quantity (kg)	$/kg	Cost	Excluding Steel	Cost Summary	Cost Summary	Savings	Cost Summary

1	ARAPAHO BELLE	C	TW	1/16/2011	1/8/2011	1/28/2011	20	11/15/12	22	10,000	1.85	18,500	329,000	347,500	415,100	(69,416)	693,184
2	LA JOLLA BELLE	D	EL	3/10/2011	1/8/2011	2/12/2011	35	10/1/12	20	200,000	2.00	400,000	627,000	1,027,000	443,000	(115,581)	1,354,419
3	WICHITA BELLE	B	MCW	3/26/2011	3/15/2011	4/9/2011	25	1/11/14	33	50,000	2.00	100,000	427,500	527,500	493,000	(80,239)	940,261
4	ONEIDA PRINCESS	B	MPB	3/26/2011	3/23/2011	4/13/2011	21	1/30/13	22	30,000	2.00	60,000	351,500	411,500	423,000	(65,614)	768,886

First Quarter - Sub Total							101		96	290,000	1.99	578,500	1,735,000	2,313,500	1,774,100	(330,849)	3,756,751

5	ALABAMA BELLE	B	JC	6/26/2011	4/1/2011	5/1/2011	30	3/24/14	35	125,000	2.00	250,000	484,500	734,500	460,000	(93,920)	1,100,580
6	MOHAWK PRINCESS	A	CAO	3/30/2011	3/15/2011	4/19/2011	35	3/26/14	35	350,000	2.00	700,000	560,000	1,260,000	430,000	(132,879)	1,557,121
7	TAMOYO MAIDEN	C	TW	8/4/2011	5/10/2011	6/4/2011	25	10/21/14	41	50,000	2.00	100,000	608,000	708,000	400,000	(87,118)	1,020,882
8	AZTEC MAIDEN	D	MPB	1/5/2011	6/15/2011	7/20/2011	35	10/5/13	27	175,000	2.00	350,000	608,000	958,000	433,000	(109,370)	1,281,630

Second Quarter - Sub Total							125		137	700,000	2.00	1,400,000	2,260,500	3,660,500	1,723,000	(423,287)	4,960,213

9	INCA MAIDEN	C	MPB	8/10/2011	8/10/2011	9/4/2011	25	4/24/14	32	50,000	2.00	100,000	608,500	708,500	400,000	(87,158)	1,021,342
10	ZUNI PRINCESS	A	DG	10/27/2011	7/27/2011	8/21/2011	25	10/27/13	26	150,000	2.00	300,000	515,000	815,000	450,000	(99,463)	1,165,537
11	OTTAWA PRINCESS	C	EL	2/20/2011	8/2/2011	9/6/2011	35	8/20/13	23	200,000	2.00	400,000	631,750	1,031,750	400,000	(112,574)	1,319,176
12	CARIBE MAIDEN	B	MCW	11/11/2011	8/11/2011	9/10/2011	30	9/11/13	24	80,000	2.00	160,000	484,500	644,500	464,000	(87,158)	1,021,342

Third Quarter - Sub Total							115		105	480,000	2.00	960,000	2,239,750	3,199,750	1,714,000	(386,352)	4,527,398

13	HOPI PRINCESS	D	MCW	10/15/2011	10/15/2011	11/4/2011	20	7/15/13	20	125,000	2.00	250,000	636,500	886,500	435,000	(103,905)	1,217,595
14	MAORI MAIDEN	D	CAO	1/24/2012	10/24/2011	11/18/2011	25	4/24/14	29	50000	2.00	100,000	631,750	731,750	425,000	(90,951)	1,065,799
15	MANHATTAN PRINCESS	B	MCW	12/30/2011	10/1/2011	11/6/2011	36	10/1/14	35	225,000	2.00	450,000	498,750	948,750	463,000	(111,001)	1,300,749
16	NANTICOKE BELLE	B	JC	2/11/2012	11/1/2011	11/28/2011	27	1/20/14	26	50,000	2.00	100,000	427,500	527,500	478,000	(79,059)	926,441
17	SEMINOLE PRINCESS	A	DG	1/30/2012	10/30/2011	11/19/2011	20	11/19/14	36	20,000	2.00	40,000	580,000	620,000	450,000	(84,131)	985,869
18	TAYRONA PRINCESS	D	TW	3/25/2012	11/25/2011	12/25/2011	30	3/1/14	26	130,000	2.00	260,000	612,750	872,750	405,000	(100,465)	1,177,285

Fourth Quarter - Sub Total							158		172	600,000	2.00	1,200,000	3,387,250	4,587,250	2,656,000	(569,513)	6,673,737

Grand Total							499		511	2,070,000	2.00	4,138,500	9,622,500	13,761,000	7,867,100	(1,710,000)	19,918,100

Fleet A = Ajoy, Fleet B = Tarun, Fleet C = PK and Fleet D = Calvern